                                                                    Exhibit 11.1

As adopted on March 14, 2003

                                 CODE OF ETHICS

INTRODUCTION

Bunge Limited has adopted the following Code of Ethics for itself and its subsidiaries and affiliates (together "Bunge") to set forth its principles of business ethics. Bunge is a global company and must be sensitive to the cultures and customs of the countries where it operates and respect the communities and environment where it does business.

PURPOSE

The purpose of this Code is to establish minimum guidelines of business conduct required of all Bunge directors, officers and employees. The Chief Executive Officer of each Bunge company is responsible for implementing and monitoring compliance with this Code in that Bunge company.

REQUIRED BUSINESS CONDUCT OF DIRECTORS, OFFICERS AND EMPLOYEES

1. All Bunge directors, officers and employees must comply with the following principles:

     A. CONFLICTS OF INTEREST. Directors, officers and employees cannot engage in any activity that might create a conflict of interest, or the appearance of one, between the directors, officers and employees and Bunge. A conflict of interest occurs when an individual's private interests interfere in any way, or even appear to interfere, with the interests of Bunge. A conflict of interest can arise when a director, officer or employee takes action or has an interest that may make it difficult to perform his or her Bunge work objectively and effectively. Conflicts of interest also arise when a director, officer, employee or family member is in a position to receive improper personal benefits as a result of his or her relationship with Bunge. Each director, officer and employee is expected to avoid any outside activity, financial interest or relationship that may present a possible conflict of interest or the appearance of a conflict. Each director, officer and employee is required to disclose any conflict of interest to such officer or employee's manager or the Legal Department and, in the case of a director, to the Legal Department.

          WHILE IT IS NOT FEASIBLE TO SPECIFY ALL THE ACTIVITIES THAT MAY GIVE RISE TO A CONFLICT OF INTEREST, OR THE APPEARANCE OF ONE, THE FOLLOWING ARE SOME RULES REGARDING SPECIFIC AREAS WHERE A CONFLICT MIGHT OCCUR. THESE RULES ARE NOT EXHAUSTIVE AND DO NOT LIMIT THE GENERALITY OF THE CONFLICT OF INTEREST POLICY.

          (i) PERSONAL INVESTMENTS. Ownership by a director, officer or employee (or a member of his or her immediate family) of a financial or other beneficial interest in any enterprise which does business with or is a competitor of Bunge is prohibited unless approved in writing by the Chief Executive Officer of the appropriate Bunge company. However, ownership of less than 1% of the outstanding equity securities (or in excess of 1% through mutual funds or similar non-discretionary, undirected arrangements) of any publicly-traded company is permissible.

          (ii) CORPORATE OPPORTUNITIES. Directors, officers and employees are prohibited from (a) taking for themselves personally opportunities that are properly within the scope of Bunge's activities, (b) using corporate property, position or confidential or proprietary corporate information for personal gain, and (c) competing with Bunge. Directors, officers and employees owe a duty to Bunge to advance its legitimate interests to the best of their abilities.

          (iii) BUSINESS AFFILIATIONS. Except with the prior written approval of the Chief Executive Officer of the appropriate Bunge company, it is prohibited for any director, officer or employee to serve as a director, officer, consultant, employee or in any other capacity in any enterprise which: (a) is a competitor of Bunge; or (b) conducts or seeks to conduct business with Bunge; or (c) directly interferes or has the appearance of interfering with the performance of their duties as a director, officer or employee.

          (iv) BUSINESS GIFTS. Acceptance by a director, officer or employee (or a member of his or her immediate family) of gifts of a value that may appear to or tend to influence business decisions or compromise independent judgement is prohibited. In certain environments, the exchange of limited non-cash business courtesies may be acceptable. Bunge does not seek, however, to improperly influence the decisions of its business constituents by offering business courtesies, just as Bunge requires that the decisions of its directors, officers and employees not be affected by having received a business courtesy. Any business gift given by a Bunge employee must have the prior approval of the employee's supervisor. Sales or marketing representatives may make business gifts of their regular Bunge products or promotional items per established local policies for the purpose of generating business goodwill. Following are some general guidelines for applying this policy:

                      - Do not accept a gift related to a Bunge business of more than token value. Even if the gift is less than token value, you should only accept it if it is consistent with common business practice. Any offer to a director, officer or employee of a gift or other business courtesy that exceeds $50 in value, or that seems inconsistent with common business practices, should be immediately reported to the employee's or officer's supervisor and, in the case of a director, the Legal Department. Directors, officers and employees must also immediately report any offers of cash, a fee or kickback to the Legal Department.

                      - Regarding meals and entertainment, a director, officer or employee may offer or receive meals or simple entertainment provided that business is discussed and that the activity has a clear business purpose. The guideline for the receipt of meals or entertainment shall be normal industry practice in your locality consistent with local legal or fiscal requirements. Any activity that might be considered lavish or extravagant is not permitted. While the gift value limitations described above do not strictly apply in the case of meals and entertainment, those limitations are an indication of the reasonableness of the meals or entertainment. Any offer to a director, officer or employee of meals or entertainment that seems inconsistent with normal industry practice in your locality, inconsistent with local legal or fiscal requirements or which shall involve travel or overnight lodging is subject to prior approval by the employee's or officer's supervisor and, in the case of a director, the Legal Department.

                      - A director, officer or employee also should not accept any money or cash equivalents, or allow any member of their immediate family to accept anything from any person with whom Bunge has a business relationship.

                      - Common sense and good judgment must be exercised when accepting business-related meals or anything of token value to avoid any perception of impropriety or conflict of interest.

          (v) CONFIDENTIAL INFORMATION. Except as required in the performance of the regular corporate duties of a director, officer or employee, disclosure or use without authorization of any confidential information relating to Bunge, whether proprietary or privileged, is prohibited. Confidential information includes all non-public information that might be of use to competitors, or harmful to Bunge or its customers, if disclosed. This prohibition applies specifically (but not exclusively) to inquiries made by the press, investment analysts, investors or others in the financial community. This prohibition also applies to information relating to third parties that Bunge has obtained under an obligation of confidentiality, or as a result of a commercial relationship. The obligation to safeguard confidential information continues after employment with Bunge ends. The obligation to maintain the confidentiality of information may be subject to legal or regulatory requirements to disclose that information. In such cases, the Legal Department will assist in determining what disclosure is required.

          (vi) ACQUISITIONS, LOANS AND GIFTS FROM A BUNGE COMPANY. Except with the prior written approval of the Chief Executive Officer of the appropriate Bunge company, a director, officer or employee (or any member of his or her immediate family) may not acquire Bunge property or receive gifts from Bunge. Except with the prior written approval of the Chief Executive Officer of the appropriate Bunge company, an employee (or any member of his or her immediate family) may not receive loans from Bunge. No director or executive officer may receive loans from Bunge under any circumstances.

     B. COMPLIANCE WITH LAWS. Bunge is committed to being a good corporate citizen of all the countries in which it conducts business. Because of this commitment directors, officers and employees must comply in all respects with all the laws, rules and regulations, including insider trading, in each jurisdiction in which it does business, as well as comply with Bunge's policies governing business activities abroad.

     C. FAIR DEALING AND INTEGRITY. One of Bunge's most valuable assets is its reputation for fairness and integrity. Each employee, officer and director should deal fairly with Bunge's customers, suppliers, competitors and employees. Employees, directors and officers should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. No actions shall be taken by a director, officer or employee which could undermine that reputation in dealings with its employees, customers, suppliers or governmental officials.

          Bunge's policy is not to hire immediate family members of a Bunge officer or director without required approvals by the Legal Department. Immediate family members cannot be employed in jobs where one Bunge employee has effective control over any aspect of the related Bunge employee's job. Related Bunge employees may not share responsibility for control or audit of significant Bunge assets.

     D. PROTECTION AND PROPER USE OF BUNGE ASSETS. All employees, officers and directors should protect Bunge's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on Bunge's profitability. All of Bunge's assets should be used for legitimate business purposes.

2. All transactions shall be properly approved and accurately reflected on Bunge's books and records. Falsification of transactions and Bunge records or off-the-record trading or cash accounts or other off-the-record business transactions is strictly prohibited and subject to disciplinary action or dismissal.

3. All directors, officers and employees are responsible for ensuring the accuracy, completeness and timeliness of Bunge's public disclosure. Any information which would be considered material to Bunge's securityholders, the SEC or the investment community must be reported to the Disclosure Committee. Employees who come into possession of this information must report it to their manager, who must report the information to the Disclosure Committee or a member of the Disclosure Committee. Directors and officers who come into possession of this information must report it directly to the Disclosure Committee or a member of the Disclosure Committee.

4. Bunge actively promotes ethical behavior in all its business activities. Directors, officers and employees are encouraged to speak to their managers, the Legal Department or other appropriate personnel at any time if there is any doubt about the best course of action in a particular situation. Directors, officers and employees are required to report violations of law, rules, regulations and this Code to their managers, the Legal Department, senior management or the Board, as appropriate. Every reasonable effort will be made to ensure the confidentiality of those furnishing information. Bunge will not tolerate retaliation in any form against any person for complaints or reports made in good faith.

5. The Chief Executive Officer of each Bunge company shall annually certify that he or she has implemented and monitored compliance with this Code and has reported each material violation thereof to the Legal Department.

6. A waiver of this Code for executive officers or directors of Bunge will only be granted by the Board of Directors or a committee of the Board and must be promptly disclosed to shareholders.

7. All directors, officers and employees of Bunge are required to adhere to this Code. Directors, officers or employees who violate this Code will be subject to disciplinary action and possible dismissal.